EXHIBIT 10.22

GENENTECH, INC.

1999 STOCK PLAN, AS AMENDED AND RESTATED AS OF 2/13/03

NONSTATUTORY STOCK OPTION AGREEMENT

            Genentech, Inc., a Delaware corporation (the "Company") has granted to you, the optionee named on the attached Nonstatutory Stock Option Data Sheet (the "Data Sheet"), effective on the Date of Grant stated on the Data Sheet, an option (the "Option") under the 1999 Stock Plan, as amended and restated as of February 13, 2003 (the "Plan") to purchase shares of the common stock of the Company (the "Common Stock"). The Option is a nonstatutory option and is not intended to qualify as an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

            The terms of the Option as set forth in this Stock Option Agreement (the "Agreement") are as follows:

            1.      (a)      The total number of shares subject to the Option (the "Shares") is stated on the Data Sheet. The Option shall vest on the Initial Vesting Date as to the number of Shares indicated on the Data Sheet to vest on such date, and thereafter shall vest at a rate of 2.08% of the Shares on the same date of each month following the Initial Vesting Date (or the last day of such month if the number of days in the month is fewer than the number representing such date) until the Option is fully vested, provided you continue in full-time employment with the Company on each such vesting date. However, (i) if you have been on unpaid leave of absence status at any time during the one year period prior to the Initial Vesting Date, the Initial Vesting Date shall be delayed one full month for each calendar month during which you were on such status for ten or more business days, and (ii) no vesting shall occur at the end of any month after the Initial Vesting Date if you have been on unpaid leave of absence status for ten or more business days during that month. Furthermore, if your employment changes from full-time status to part-time status prior to the full vesting of your Shares, as of the effective date of such change in employment status, your total number of unvested Shares may be adjusted downward to be equal to your total number of unvested Shares as of such date of change in employment status multiplied by the part-time percentage of employment. By way of example, if you are a full-time employee and you change your status to become a 75% part-time employee, and you have a stock option grant of 10,000 shares of common stock, 7,500 shares of which are unvested as of the date of change in employment status, then the number of unvested shares subject to your stock option would be adjusted to be 5,625 shares of common stock (75% x 7,500 shares = 5,625 shares). Therefore, as of your date of change in employment status, 5,625 shares will continue to be subject to vesting according to your original vesting schedule.

                     (b)      Subject to the limitations contained herein, the Option shall be exercisable with respect to each installment on or after the date of vesting of such installment.

                     (c)      As used in this Agreement, the term "employment with the Company" shall include employment with a subsidiary of the Company, as defined in the Plan, and shall mean active employment or provision of personal services in the capacity of an employee or consultant with the Company or with any such subsidiary of the Company.

            2.      (a)      The exercise price per Share subject to the Option is stated on the Data Sheet, and was determined by the administrator of the Plan on the date the option was granted to you.

                     (b)      You may elect to pay the exercise price by any of the following methods:

                                (i)     Payment in cash or check made payable to the Company's order at the time of exercise.

                                (ii)     If at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, or if such newspaper no longer makes such quotation available, a comparable publication selected by the Company, payment of the exercise price may be made by delivery of shares of the Company's Common Stock that have been owned by you for at least six months free and clear of any liens, claims, encumbrances, security interests or repurchase options. Such Common Stock shall be valued (A) if listed on any established stock exchange or a national market system, including without limitation, the Nasdaq National Market or the Nasdaq SmallCap Market, at the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day immediately prior to the date of exercise or (B) otherwise, at the mean between the high bid and low asked prices for the Common Stock on the date of exercise, as reported in The Wall Street Journal or a publication selected by the Company.

                                (iii)     Any other method permitted under Section 9(c) of the Plan.

                                (iv)     Payment by a combination of the methods of payment specified in subparagraphs 2(b)(i) - 2(b)(iii).

            3.      Subject to the provisions of this Agreement, you may elect at any time during your employment with the Company to exercise the Option as to any part of the Shares prior to the vesting date for such Shares; provided, however, that (a) you must obtain the Company's consent to such exercise, (b) any Shares so purchased from installments that have not vested as of the date of such election shall be subject to a purchase option in favor of the Company at the exercise price paid per share, and (c) you agree to enter into an agreement and related documents providing for such purchase option in such form as the Company may request.

            4.      You may purchase any Shares upon exercise of the Option as frequently as you want. However, the minimum number of Shares with respect to which the Option may be exercised at any one time is 10, except that the last exercise hereunder may be for some or all of the remainder of vested Shares, even though such number is less than 10 Shares. No fractional Shares may be issued upon exercise of the Option.

            5.      Notwithstanding anything to the contrary contained herein, the Option may not be exercised unless the Shares are then registered under the Securities Act of 1933, as amended (the "Act"), or, if the Shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Act. In addition, any exercise of the Option must be in compliance with all U.S. state corporate and securities laws, the U.S. Internal Revenue Code of 1986, as amended, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or other applicable jurisdiction.

            6.      The term of the Option commences on the date of grant and expires on the Expiration Date stated on the Data Sheet, unless terminated sooner in connection with your termination of employment with the Company as set forth in this Paragraph 6 or in the Plan. The Option shall terminate three months after the termination of your employment with the Company for any reason, except as described below. The Option may be exercised following termination of employment only as to that number of Shares as to which it was vested and exercisable as of the date of termination of employment under the provisions of Paragraph 1 of this Agreement. However, in the event of your termination of employment with the Company by reason of your death, the Option will accelerate and become exercisable for all of the Shares then subject to the Option as fully-vested Shares. In the event of your termination of employment with the Company by reason of your retirement from the Company after you reach age sixty-five (65), the Option will accelerate and become exercisable for the number of the Shares then subject to the Option which would otherwise vest during the twelve (12) month period immediately following the date of your retirement had you remained an employee of the Company. In the event of your death or your retirement, the Option term shall automatically be extended to the Expiration Date set forth on the Data Sheet. Furthermore, in the event of your termination of employment with the Company by reason of your permanent disability, the Option is exercisable only with respect to the number of Shares which have vested as of such date of termination and the Option shall terminate twelve months after such termination. In any event, however, the Option shall not be exercisable after the Expiration Date set forth on the Data Sheet.

            7.      The Option may be exercised, to the extent specified above, by delivering an appropriate notice of exercise (in substantially the form attached as Exhibit A) together with the exercise price for the Shares being purchased to Stock Services, Legal Department of the Company (or to such person as the Company may designate) during regular business hours, together with such additional documents as the Company may then require pursuant to Paragraph 3 of this Agreement and as may be necessary to transfer effectively any stock delivered in payment of the exercise price.

            8.      The Option may be transferred by you to a trust for your benefit or by will or the laws of descent or distribution. It is exercisable during your life only by you unless (i) you are permanently disabled (as defined in Section 22(e) of the Internal Revenue Code), in which case it may be exercised by your spouse or other individual to whom you have validly granted a durable power of attorney, or (ii) you have transferred the Option to a trust for your benefit in which case it may be exercised only by the trustee of such trust. In the event you decide to transfer the Option to a trust for your benefit, you must obtain the consent of the Company to such transfer and the trustee shall be required to make certain representations in writing to the Company regarding the exercise of the Option and the trading of the Shares obtained upon exercise of the Option.

            9.      Any notices provided for in this Agreement or the Plan shall be given in writing and shall be deemed effectively given upon personal delivery, by regular, registered or certified mail with postage and fees prepaid, or by air courier service addressed, if to the Company, to its principal executive office, Attention: Stock Services, Legal Department, or if to the optionee, at his or her address currently on file with Stock Services, Legal Department, or in either case, to such other address as such party may designate by ten days' advance written notice to the other party.

            10.      The Option is subject to all the provisions of the Plan, which are hereby made a part of the Option, and is further subject to all interpretations, amendments, rules and regulations that may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall control.

            11.      At the time of exercise of the Option, regardless of whether the Option has been transferred to a trust for your benefit, the Company is required to withhold from your compensation or collect from you an amount equal to the federal, state and local income and employment taxes payable in connection with such exercise of the Option. You acknowledge and agree that the Company may refuse to honor the exercise and refuse to deliver the Shares if such withholding amounts are not delivered at the time of exercise.

            12.      You acknowledge and agree that the vesting of the Shares is earned only by you continuing in employment at the will of the Company (and not through the act of you being hired, being granted the Option or purchasing any of the Shares). You also acknowledge and agree that this Agreement, and the transactions contemplated under this Agreement and the vesting schedule for the Shares, do not constitute an express or implied promise of continued employment for any period or at all, and shall not interfere with your right or the Company's right to terminate your employment at any time, with or without cause.

EXHIBIT A

FORM NOTICE OF EXERCISE

            ACKNOWLEDGEMENT

            I, [NAME]:

                    (a)      acknowledge that I have been able to access and view the Agreement, the Data Sheet, the Plan and the Prospectus and understand that all rights and obligations with respect to this option are set forth in the Agreement and the Plan;

                    (b)      agree to all the terms and conditions contained in the Agreement, the Data Sheet and the Plan; and

                    (c)      acknowledge that as of the date hereof, the Agreement, the Data Sheet, and the Plan set forth the entire understanding between the Company and me regarding the acquisition of the shares and supersedes all prior oral and written agreements with respect thereto.

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